UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
October 28, 2018
Date of Report
(Date of earliest event reported)

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6333 North State Highway 161, 4th Floor
Irving, Texas 75038
(Address of principal executive offices)
(972) 870-6000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 31, 2018, Blucora, Inc. (the "Company") filed a Current Report on Form 8-K (the "Original 8‑K") to report that Todd Mackay would serve as the interim Chief Executive Officer of HD Vest ("CEO of HD Vest") upon the departure of Mr. Bob Oros. The transition was subject to associated regulatory certifications and filings being complete, and as of December 24, 2018, Mr. Mackay transitioned to this position. In connection with the transition, on December 24, 2018, the Company entered into an employment agreement with Mr. Mackay (the “Mackay Employment Agreement”) to employ Mr. Mackay as the Company’s Executive Vice President of Business Development (the “Base Role”) through at least December 31, 2019 and as interim CEO of HD Vest for so long as his service is required by the Company in such role. This Form 8-K/A amends and updates the disclosures included in Item 5.02 of the Original 8-K to provide certain compensation information for Mr. Mackay provided by the Mackay Employment Agreement that was not determinable at the time of the Original 8-K.
Under the Mackay Employment Agreement, Mr. Mackay is entitled to, among other things, (i) an annual base salary of not less than $319,300 ("Base Salary") for his service in the Base Role, plus a monthly stipend of $5,900 during the tenure of his interim role as CEO of HD Vest; (ii) a target annual bonus equal to at least 55% of his Base Salary ("Base Bonus"), plus an additional stipend annual bonus of 70% during the tenure of his interim role as CEO of HD Vest (which cumulates to 125% of his Base Salary and stipend salary on an annualized basis); (iii) reimbursement for relocation and other related expenses up to a maximum of $250,000, grossed-up for the payment of taxes and subject to clawback in certain instances; (iv) a grant of equity in the aggregate amount of $440,000, which consists of time-based restricted stock units (“RSUs”) that vest in full on the two-year anniversary of the date of grant, subject to continued employment (the "Employment Agreement RSU Grant"); and (v) an additional grant of equity upon the successful completion of the interim role that is similar to what would typically be awarded annually to the CEO of HD Vest, which shall be pro-rated based on the time served as the interim CEO of HD Vest. The Employment Agreement RSU Grant was made on December 24, 2018, and resulted in a grant of 18,464 RSUs. The Employment Agreement RSU Grant was made under the Company’s 2018 Long-Term Incentive Plan on terms consistent with grants made to the Company’s other executive officers during 2018.
The Mackay Employment Agreement provides that if Mr. Mackay is terminated prior to December 31, 2019 without cause or for good reason (which is generally defined in the Employment Agreement as a material reduction in duties from the Base Role, a material reduction in Base Salary, a material reduction in Base Bonus or the requirement that Mr. Mackay relocate his residence or primary work location) not in connection with a change of control of the Company, Mr. Mackay will be entitled to a lump sum payment equal to two times his Base Salary, a pro rata bonus based on his Base Salary without the stipend, to the extent such bonus has been earned through the termination date, and a lump sum payment equal to 12 months of COBRA premiums. The other terms of the Mackay Employment Agreement, including severance payments for terminations occurring after December 31, 2019 or following a change of control of the Company, are substantially similar to the Employment Agreement Terms (as defined in the Original 8-K) that were described in the Original 8-K.
Oros Separation
As disclosed in the Original 8-K, Mr. Oros entered into a Separation and Release Agreement (the “Separation Agreement”) with the Company on October 28, 2018 pursuant to which he was expected to serve as a consultant to provide certain transition services to the Company through March 1, 2018 in connection with the transition of his role. As permitted in the Separation Agreement, Mr. Oros has informed the Company that he will cease serving as a consultant on December 31, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 27, 2018

BLUCORA, INC.

By: /s/ Ann J. Bruder
Ann J. Bruder
Chief Legal Officer and Secretary